Exhibit 5.1

October 4, 2018

Westlake Chemical Partners LP

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel for Westlake Chemical Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of common units representing limited partner interests in the Partnership of up to an aggregate offering amount of $50,000,000 (the “Units”). We have participated in the preparation of a Prospectus Supplement dated October 4, 2018 (the “Prospectus Supplement”) and the Prospectus dated March 24, 2017 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-216617) (the “Registration Statement”) to which this opinion is an exhibit. The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon (i) the Delaware Revised Uniform Partnership Act (the “Delaware LP Act”), (ii) the Registration Statement, the Prospectus Supplement and the Prospectus, (iii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 4, 2014, as amended on November 16, 2017 and as further amended on July 30, 2018 (iv) the Certificate of Limited Partnership of the Partnership, (v) an Equity Distribution Agreement, dated October 4, 2018 relating to the offering and sale of the Units (the “Equity Distribution Agreement”), a copy of which is being filed with the Commission as an exhibit to the Partnership’s Current Report on Form 8-K on or about the date hereof, (vi) certain resolutions adopted by the board of directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, approving and authorizing, among other things, the Registration Statement and other matters relating to the offering of the Units, and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Units are duly and validly authorized for issuance and, upon payment and delivery of the Units in accordance with the Equity Distribution Agreement, the Prospectus Supplement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the following respects:

A.

We have assumed that (i) all information contained in all documents submitted to us for review is true and correct, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete, (iii) the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned or recorded in book-entry format by a transfer agent and duly registered by a registrar of the Units, and (iv) all Units will be issued and sold in the manner described in the Prospectus and Prospectus Supplement, in accordance with the terms of the Equity Distribution Agreement.

B.

This opinion is limited in all respects to federal laws, the Delaware LP Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 United States of America Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com